Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-203153) of Celladon Corporation,

(2)	Registration Statement (Form S-8 No. 333-203154) pertaining to the 2013 Equity Incentive Plan, 2013 Employee Stock Purchase Plan and Inducement Grants, and

(3)	Registration Statement (Form S-8 No. 333-193662) pertaining to the 2001 Stock Option Plan, 2012 Equity Incentive Plan, 2013 Equity Incentive Plan, and 2013 Employee Stock Purchase Plan;

of our report dated March 30, 2016, with respect to the consolidated financial statements of Celladon Corporation included in this Annual Report (Form 10-K) of Eiger BioPharmaceuticals, Inc. (formerly Celladon Corporation) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

San Diego, California

March 30, 2016